Exhibit 99.1

NEBRASKA BOOK COMPANY’S AMENDED AND RESTATED PLAN SUPPORT AGREEMENT APPROVED; VOTE OF CONFIDENCE FROM SENIOR NOTEHOLDERS

LINCOLN, NEBRASKA, March 26, 2012 – NBC Acquisition Corp. and its subsidiaries, including Nebraska Book Company (“NBC” or the “Company”), an industry leader in solutions for the college bookstore marketplace, today received approval to execute and implement the Amended and Restated Plan Support Agreement, (the “Amended PSA”). The Company filed their original Plan Support Agreement on March 7 along with their Second Amended Plan of Reorganization and Disclosure Statement, (“Plan”). The Company and their noteholders negotiated and agreed upon the Amended PSA in connection with a March 22 hearing on the Motion.

“This is a significant day for Nebraska Book,” said Barry Major, the Company’s President. “We are more than ready to move beyond this process and get back to doing what we do best. This was a necessary step in our path to emergence.”

The Amended PSA reflects an agreement with a group of the Company’s 10% senior secured noteholders holding approximately 70% of those notes and the Company’s 8.625% senior subordinated noteholders holding over two-thirds of those notes in amount. In exchange for their signing the PSA, 8.625% senior subordinated noteholders are expected to receive an improved package of warrants to purchase stock in the reorganized Company along with $1.75 million to cover fees incurred by their advisors. The holders of Class 5 General Unsecured Claims are expected to receive cash payments equal in value to the percentage recovery by the 8.625% senior subordinated noteholders.

“By finalizing an agreement with both of these groups of noteholders, we are confident that we can move forward in this process with the support we need,” said Major. “We have been working very hard to streamline our business, making the necessary changes to ensure a strong future. We look forward to taking the next steps in our court process in order to facilitate our exit; with everyone on board, this will be much easier.”

A copy of the Amended Plan Support Agreement can be found at http://www.kccllc.net/nbc. Questions regarding the Plan Support Agreement and Chapter 11 process should be directed to the restructuring hotline at 1.888.369.6612.

About Nebraska Book Company

Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus and now operates 251 stores serving colleges and universities with more than two million students. The Textbook Division serves more than 2,500 bookstores through the annual sale of approximately six million textbooks, and the Complementary Services Division has installed more than 1,600 technology platforms and e-commerce sites. Additional information about Nebraska Book Company can be found at the Company’s website: www.nebook.com.

Forward-Looking Statements

This press release contains “forward-looking statements” made by the Company and/or NBC Acquisition (together, the “NBC Companies”) within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the NBC Companies’ ability to implement the restructuring, the size and scope of the restructuring, the effect of the restructuring on the NBC Companies’ balance sheet and amount of debt outstanding, the NBC Companies’ ability to finalize the debtor-in-possession financing, the approval of the Bankruptcy Court of the disclosure statement, growth and profitability of the NBC Companies, the NBC Companies’ ability to continue to operate during the restructuring, and the impact of the restructuring on the NBC Companies’ business. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks, and uncertainties that could cause the NBC Companies’ actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to,

•

the potential adverse impact of the chapter 11 cases on the NBC Companies’ business, financial condition, or results of operations, including the NBC Companies’ ability to maintain contracts and other customer and vendor relationships that are critical to the NBC Companies’ business and the actions and decisions of the NBC Companies’ creditors and other third parties with interests in the NBC Companies’ chapter 11 proceedings;

•

the NBC Companies’ ability to maintain adequate liquidity to fund the NBC Companies’ operations during the chapter 11 cases and to fund a plan of reorganization thereafter, including obtaining sufficient debtor-in-possession and “exit” financing; maintaining normal terms with the NBC Companies’ vendors and service providers during the chapter 11 cases and complying with the covenants and other terms of NBC Companies’ financing agreements;

•

the NBC Companies’ ability to obtain court approval with respect to motions in the chapter 11 cases prosecuted from time to time and to develop, prosecute, confirm, and consummate one or more plans of reorganization with respect to the chapter 11 cases and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned;

•	goodwill impairment or impairment of identifiable intangibles resulting in a non-cash write down of goodwill or identifiable intangibles; and

•

other risks detailed in the NBC Companies’ SEC filings, in particular the NBC Companies’ Annual Report on Form 10-K for the fiscal year ended March 31, 2011, all of which are difficult or impossible to predict accurately and many of which are beyond the NBC Companies’ control.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of the NBC Companies’ various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of the NBC Companies’ liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, the NBC Companies urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Investors and other interested parties can obtain information about the NBC Companies’ chapter 11 filing on the Internet at www.nebook.com/info. Court filings and claims information are available at www.kccllc.net/nbc. Caution should be taken not to place undue reliance on the NBC Companies’ forward-looking statements, which represent the NBC Companies’ view only as of the date of this press release, and which the NBC Companies assume no obligation to update.

Media Contact:

Michelle Campbell

1.972.764.2101